Exhibit 11.1

                            EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
                  For The Quarter Ended March 31, 2000 and 1999
                             (Dollars in thousands)

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                                             Three Months Ended
                                                  March 31,
                                         2000                  1999
                                     ----------------------------------
Net Income (Numerator)               $     48,558          $     41,242
                                     ============          ============

Weighted average common and
 effect of dilutive shares
 used in the computation of
 net income per share:
  Average shares outstanding
   - basic (denominator)               45,888,694            49,803,083
  Effect of dilutive shares:
   Options outstanding                    115,686               222,336
   Options cancelled                           48                   -
   Options exercised                          613                   963
                                     ------------          ------------
  Average share outstanding
   - diluted (denominator)             46,005,041            50,026,382

Net Income per common share:
  Basic                              $       1.06          $       0.83
  Diluted                                    1.06                  0.82

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